UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 04, 2025

Identiv, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	000-29440	77-0444317
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1900-B Carnegie Avenue
Santa Ana, California		92705
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (657) 356-8384

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value per share	INVE	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.02 Results of Operations and Financial Condition.

The information contained in Item 2.02 of this Current Report, including Exhibit 99.1, is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section. The information contained in this Current Report shall not be incorporated by reference into any registration statement or other document or filing under the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such filing.

On August 7, 2025, Identiv, Inc. (the “Company”) issued a press release announcing financial results for its second quarter ended June 30, 2025. A copy of the Company’s press release is attached hereto as Exhibit 99.1.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As previously disclosed, effective July 11, 2025, the Company’s board of directors (the “Board”) appointed Ed Kirnbauer as Acting Chief Financial Officer, Principal Financial Officer, Principal Accounting Officer and Secretary of the Company (“Acting CFO and Secretary”).

Effective August 4, 2025, the Board appointed Mr. Kirnbauer as the Chief Financial Officer, Principal Financial Officer, Principal Accounting Officer and Secretary of the Company.

Mr. Kirnbauer, 61, has served as the Company’s Acting CFO and Secretary since July 2025 and as the Company’s Global Corporate Controller since November 2015. From October 2021 to December 2021, Mr. Kirnbauer also served as the Company’s interim Chief Financial Officer, Principal Financial Officer and Principal Accounting Officer. Previously, from April 2011 through November 2015, Mr. Kirnbauer served as a financial consultant for various companies, including Ducommun Incorporated (NYSE: DCO), an aerospace and defense company, and Multi-Fineline Electronix, Inc. (Nasdaq: MFLX), a technology and electronics manufacturing company. Prior to that, Mr. Kirnbauer served as Vice President of Finance & Administration and Corporate Controller at various companies, including as Corporate Controller for Procom Technology, Inc., a developer of network attached storage appliances, from 2001 to 2006. Mr. Kirnbauer is a Certified Public Accountant and started his career at KPMG LLP. Mr. Kirnbauer holds an M.B.A. from DePaul University’s Charles H. Kellstadt Graduate School of Business, and a B.S. in Accounting from Illinois State University.

In connection with his appointment, Mr. Kirnbauer entered into an offer letter with the Company (the “Letter Agreement”), pursuant to which his annual base salary was increased to $290,000. The Company also intends to grant Mr. Kirnbauer 15,000 restricted stock units (“RSUs”) under the Company’s 2011 Incentive Compensation Plan, which will vest on July 11, 2026, subject to Mr. Kirnbauer’s continued service through such date. In addition, Mr. Kirnbauer will be eligible to earn a quarterly performance bonus of up to 12.5% of his annual base salary. His performance bonuses for the third and fourth quarters of 2025 will be guaranteed at 100% of target. Beginning in 2026, bonus payments will be based on the level of achievement of performance metrics to be established by the Compensation Committee of the Board. Mr. Kirnbauer is also eligible to participate in the Company’s employee benefits programs.

Pursuant to the Letter Agreement, Mr. Kirnbauer is also entitled to severance benefits. If his employment is terminated by the Company without cause, or if such termination occurs within 12 months following the effective date of a change in control, Mr. Kirnbauer is entitled to a payment equal to 12 months of his then-current base salary, continued benefits for 12 months, and accelerated vesting of his equity awards with service-based vesting. Mr. Kirnbauer has entered into the Company’s standard form of indemnification agreement.

There is no arrangement or understanding between Mr. Kirnbauer and any other persons pursuant to which he was selected as an officer of the Company. Additionally, there are no family relationships between Mr. Kirnbauer and any of the Company’s directors or executive officers, and Mr. Kirnbauer has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Item 9.01 Financial Statements and Exhibits.

Exhibit No.	Description
99.1	Press release dated August 7, 2025 issued by Identiv, Inc.
104	Cover page Interactive data file (embedded within the inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Identiv, Inc.

Date:	August 7, 2025	By:	/s/ Ed Kirnbauer
Ed Kirnbauer Chief Financial Officer